Exhibit 99.1

bebe stores, inc.
Announces Second Quarter Fiscal Year 2017 Financial Results

Second quarter comparable store sales decreased 10.5%
Second quarter gross margin increased 40 bps
Second quarter loss per share was $0.65

BRISBANE, CA. - February 2, 2017 - bebe stores, inc. (NASDAQ:BEBE) today announced financial results for the fiscal second quarter ended December 31, 2016.

Manny Mashouf, Chief Executive Officer said, “In the second quarter of Fiscal 2017 we reacted to sales and traffic trends below the incoming trends of the fiscal first quarter and the month of October. While we saw improvement in the week before Thanksgiving and the two weeks before Christmas, the results for those three weeks were not sufficient to offset the overall negative traffic trends in the first three weeks of November. We ended the quarter with our inventory and SG&A below the prior year and increased our gross margin 40 bps as a result of fewer markdowns. As a result of the reductions in SG&A, inventory and capital expenditures we generated cash for the six months ended December 31, 2016 for the first time since the fall of 2012.”

Mr. Mashouf continued, “Similar to the last quarter we had a very strong denim and leggings business which we will continue to invest in. We also had improved results in knit tops, total outerwear and evening dresses offset by weakness in day dresses, woven tops and non-apparel. In addition, our Outlet business generated positive comparable stores sales for the quarter. As we discussed in our last release we are working to take advantage of the casual trend taking place and believe we can continue to grow our bottoms business while working to improve departments within our tops business. Consistent with the prior quarter we continue to find it challenging to offset the extremely high levels of markdowns and promotions realized in the prior year.

For the second quarter of fiscal 2017:

Net sales were $101.9 million, a decrease of 16.8% from $122.4 million reported for the second quarter a year ago. Comparable store sales for the quarter ended December 31, 2016 decreased 10.5% compared to a decrease of 2.5% in the comparable period of the prior year.

Gross margin as a percentage of net sales increased to 34.4% compared to 34.0% in the second quarter of fiscal 2016. The increase in margin was primarily the effect of a reduction in markdowns and promotions.

SG&A expenses were $41.4 million, or 40.6% of net sales, compared to $47.1 million, or 38.5% of net sales, for the same period in the prior year. The decrease in SG&A expenses was attributable to reductions across most categories reflecting the effects of savings from restructuring.

Net loss for the second quarter of fiscal 2017 was $5.2 million, or $0.65 per share, on 8 million diluted shares outstanding, compared to a loss of $5.5 million, or $0.68 per share, on 8 million diluted shares outstanding for the same period of the prior year.

During the quarter ended December 31, 2016, the Company closed one bebe store.

For the six months ended December 31, 2016

Net sales for the first six months ended December 31, 2016, were $189.2 million, a decrease of 13.5% from $218.7 million for the first six months ended January 2, 2016. Comparable store sales for the first six months ended January 2, 2016 decreased 7.4%.

Net loss for the fiscal six months ended December 31, 2016, was $13.0 million, or $1.62 per share, compared to net loss of $22.6 million, or $2.83 per share, in the same prior year period.

Balance sheet summary:

Cash and investments at December 31, 2016 were $66.8 million.

As of December 31, 2016, average finished goods inventory per square foot decreased 18% compared to the prior year.

Capital expenditures for the six months ended December 31, 2016 were approximately $1.2 million, and depreciation expense was approximately $8.5 million.

Fiscal 2017 guidance:

Consistent with the period beginning October 30, 2016 and ending November 19, 2016, mall traffic was below expectations for the first three weeks of the current fiscal quarter ending January 21, 2017. However we are seeing improvement in traffic and comparable store sales although both measures continue to trend negative to the prior year. While we expect to see further improvement, we expect both will finish negative for the quarter. Contributing to the comparable store sales decrease is a reduction in the number and frequency of in-store and on-line promotions and markdowns which are consistent with our strategic initiative to protect the brand image and improve gross margin.

Finished goods inventory per square foot is anticipated to decrease for the remained of the fiscal year compared to the prior year as we implement the strategic plan discussed in the fiscal 2016 year ended earnings release.

Total capital expenditures for the year are anticipated to be approximately $6 million for relocation, remodels and information technology systems. Depreciation for the year is anticipated to be approximately $17 million.

For fiscal year 2017, the Company does not plan to open any new store locations and to close up to 25 bebe and outlet stores, which will result in a decrease in total store square footage of approximately 16% from the end of fiscal year 2016.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the Company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release. Additionally, we cannot provide any assurances as to if, or when, Mr. Mashouf or his affiliates may choose to sell shares of the Company’s common stock.

About bebe
Unique, sophisticated and timelessly sexy, bebe emerged as the first contemporary fashion destination in 1976. Today bebe continues to define next-generation chic while staying true to its assertive, provocative origins. Inspired by Shakespeare’s immortal words “To be, or not to be,” the brand is, at its essence, about living, standing out and truly existing. As a global specialty retailer that designs, develops and produces a unique line of women’s apparel and accessories, bebe currently operates 137 retail stores, 35 outlet stores and bebe.com. In addition to its store locations in the United States, Puerto Rico and Canada, bebe also distributes and sells bebe branded product in approximately 100 doors through its licensees in more than 20 countries.

Contact:

bebe stores, inc.
Walter Parks, President, Chief Operating Officer and Interim Chief Financial Officer
415-715-3900

bebe stores, inc.
SELECTED BALANCE SHEET DATA
(UNAUDITED)
(Dollars in thousands)

	December 31, 2016	January 2, 2016

Assets

Cash and equivalents	$66,792	$43,372
Available for sale securities	—	5,070
Inventories, net	23,250	28,282
Total current assets	103,619	97,444
Available for sale securities	—	5,166
Property and equipment, net	62,585	83,306
Total assets	168,884	189,589

Liabilities and Shareholders' Equity

Total current liabilities	$37,014	$40,167
Total liabilities	53,077	60,991
Total shareholders' equity	115,808	128,598
Total liabilities and shareholders' equity	168,884	189,589

bebe stores, inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands except per share data and store statistics)

	For the Three Months Ended				For the Six Months Ended
	December 31,		January 2,		December 31,		January 2,
	2016	%	2016	%	2016	%	2016	%

Net sales	$101,931	100.0%	$122,447	100.0%	$189,169	100.0%	$218,730	100.0%
Cost of sales, including production and occupancy	66,903	65.6%	80,767	66.0%	126,647	66.9%	149,188	68.2%

Gross margin	35,028	34.4%	41,680	34.0%	62,522	33.1%	69,542	31.8%
Selling, general and administrative expenses	41,399	40.6%	47,116	38.5%	77,119	40.8%	92,006	42.1%
Operating loss	(6,371)	(6.3)%	(5,436)	(4.4)%	(14,597)	(7.7)%	(22,464)	(10.3)%
Interest and other income, net	121	0.1%	8	—	136	0.1%	(79)	—

Loss before tax provision and earnings from equity investment	(6,250)	(6.1)%	(5,428)	(4.4)%	(14,461)	(7.6)%	(22,543)	(10.3)%
Income tax provision	10	—	30	—	27	—	57	—
Earnings in equity method investment	1,029	1.0%	—	—	1,479	0.8%	—	—
Net loss	$(5,231)	(5.1)%	$(5,458)	(4.5)%	(13,009)	(6.9)%	(22,600)	(10.3)%

Earnings per share amounts;
Basic	$(0.65)		$(0.68)		$(1.62)		(2.83)
Diluted	$(0.65)		$(0.68)		(1.62)		(2.83)

Basic weighted average shares outstanding	8,040		7,989		8,023		7,981
Diluted weighted average shares outstanding	8,040		7,989		8,023		7,981

Number of stores open at beginning of period	182		201		186		201
Number of stores opened during period	—		4		—		5
Number of stores closed during period	1		2		5		3
Number of stores open at end of period	181		203		181		203

Number of stores expanded/relocated during period	—		—		—		—
Total square footage at end of period (000's)	707		791		707		791